EXHIBIT 99.1

Corrected Transcript

ITT Educational Services, Inc. (ESI)
October 17, 2014

This transcript is provided by ITT Educational Services, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. ITT Educational Services, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

CORPORATE PARTICIPANTS

Kevin M. Modany
Chief Executive Officer

Daniel M. Fitzpatrick
Chief Financial Officer & Executive Vice President

MANAGEMENT DISCUSSION SECTION

Operator: Greetings, ladies and gentlemen, and welcome to the ITT Educational Services, Inc. Conference Call to Review 2013 and Preliminary Second and Third Quarter 2014 Results. At this time, all participants are in a listen-only mode. A brief question-and-answer session of questions solicited in advance of the call will follow the formal presentation. As a reminder, this conference is being recorded.

Joining us today from the management of ITT Educational Services we have Kevin Modany, Chief Executive Officer and Chairman; and Dan Fitzpatrick, Executive Vice President and Chief Financial Officer.

Before we begin, ITT Educational Services, Inc. wishes to remind you that this conference call may include forward-looking information. Actual results may differ from the information presented during this call.

For additional information please review the section on forward-looking information contained in today’s news release or in the company’s public filings with the Securities and Exchange Commission.

Thank you. Mr. Modany, you may begin.

Kevin M. Modany
Chief Executive Officer

Thank you, operator, and good morning, ladies and gentlemen, and thank you for joining us on our conference call to review various corporate matters. On the call with me this morning is our Executive VP and Chief Financial Officer, Dan Fitzpatrick.

I’d like to begin today’s call by recognizing that it has been some time since we’ve been able to have a call with the investment community. We understand that the inability to communicate has been frustrating for our investors and we appreciate your patience as we work through the evaluation, documentation, disclosure and reporting considerations of an incredibly complex accounting pronouncement.

We are pleased, however, to have this opportunity to re-engage our investor communications. In advance of today’s call and after we filed our 2013 Form 10-K and amended 2013 10-Qs yesterday, we solicited questions from investment analysts that cover the company. We will address their questions at the conclusion of our prepared remarks.

With that said, let’s review the topics that we’ll discuss today during the call. First, we’ll review key operating metrics, including new student enrollments, student persistence and total student enrollment for the second and third quarters of 2014 compared to the same periods in the prior year.

During this discussion, we’ll also provide a brief report on our recruitment efforts for the fourth quarter of 2014. We’ll then spend a bit of time speaking to our marketing and advertising efforts for the fourth quarter of '14 and into 2015. That will be followed by a discussion of the graduate employment metrics of our 2014 graduates compared to the prior year grads.

After a review of our career services metrics, we will provide an update on certain regulatory and legal topics, including the state attorney general, CFPB, SEC and shareholder litigation matters. I’ll then turn the call over to Dan who will speak to a few items from our 2013 Form 10-K.

Dan will first review the status of our efforts to finalize our financial statements for the first three quarters of 2014 and our current estimates of the timing of each 2014 Form 10-Q filing. His comments will then include a brief discussion of the consolidation of the PEAKS Trust and the impact on our financial statements and related regulatory metrics. Lastly, he’ll provide an overview of our liquidity and speak to our efforts to secure alternative financing for the corporation. Following Dan’s comments, we’ll review the questions we received from investment analysts and provide related responses.

With the overview for the call out of the way, let’s begin by reviewing the new student enrollment results. As we reported in the release this morning, new student enrollment in the second quarter of 2014 declined 8.1 % compared to the same period in the prior year. Moving on to more current results, new student enrollment in the third quarter of 2014 declined 9.5% compared to the third quarter of 2013. Given that the third quarter of 2014 new student enrollment results are the most current, we’ll focus our additional commentary on these results. We believe that the new student enrollment results in the third quarter of 2014 were negatively impacted by an 11% year-over-year decrease in the number of admission representatives in the third quarter of 2014 compared to the same period in the prior year.

We believe a decrease in admissions representatives negatively impacts the conversion of inquiries to new student enrollments. As we move into the fourth quarter of 2014, we have initiated an effort to increase the number of admissions representatives to reach budgeted staffing levels. As of October 13, 2014, the number of our admissions representatives was 9% below the number of our admissions reps at the same date in the prior year, indicating initial progress with this effort. However, we have more work to do in this area before we reach our targeted staffing levels.

We will now provide a summary of the new student enrollment results by ITT Technical Institute school of study in the third quarter of 2014 compared to the third quarter of 2013. New student enrollment increased 22.4% in the Breckinridge School of Nursing and Health Sciences, increased 4.7% in the School of Information Technology, increased 7.6% in the School of Business, decreased 10.5% in the School of Electronics Technology, decreased 11.2% in the School of Drafting and Design, and decreased 59.3% in the School of Criminal Justice.

The increase in new student enrollment in the Breckinridge School of Nursing and Health Sciences was primarily the result of the rollout of our new Medical Assisting and Administration Associate Degree program at 27 campuses. The decrease in new student enrollment in the School of Criminal Justice is reflective of our continuing efforts to voluntarily reduce new student enrollment in this school of study at select campuses.

Looking forward to our leading metrics for new student enrollment for the first quarter of 2014 – for the final quarter, excuse me, of 2014, total new student applications for academic periods that will begin in the fourth quarter of 2014 net of cancellations were 4% lower as of October 12, 2014 than at the same date in the prior year for the academic periods that began in the fourth quarter of 2013.

As of October 12, 2014, we had eight more weeks of recruiting activity before the start of the December 2014 academic period, which is the largest academic intake in the fourth quarter. And recent year-over-year weekly application trends have improved slightly compared to the applications during the same weeks in 2013.

Thus we currently believe that new student enrollment in the fourth quarter of 2014 could be 2 to 7% lower than the fourth quarter of 2013. Shifting now to a discussion of student persistence, student persistence increased 50 basis points as of September 30, 2014 compared to the same date in the prior year. The increase in student persistence is primarily due to a decrease in the total number of graduates in the three months ended September 30, 2014 compared to the same prior-year period.

As a result of the new student enrollment results in the third quarter of 2014 and the year-over-year increase in student persistence, total student enrollment declined 6.3% as of September 30, 2014 compared to the same date in 2013.

A change in total student enrollment in the various ITT Technical Institute Schools of Study as of September 30, 2014, compared to September 30, 2013, and the percentage of total student enrollment that the school of study represented as of September 30, 2014 were as follows: total student enrollment increased 6.5% in the Breckinridge School of Nursing and Health Sciences and represented 11% of the total. Total student enrollment increased 5.3% in the School of Business and represented 11% of the total. Total student enrollment increased 0.4% in the School of Information Technology and represented 39% of the total. Total student enrollment declined 5.5% in the School of Electronics Technology and represented 23% of the total. Total student enrollment declined 11% in the School of Drafting and Design and represented 12% of the total. And total student enrollment declined 54.9% in the School of Criminal Justice and represented 4% of the total.

Moving on to a quick review of our advertising efforts. As is our historical practice, we reviewed our advertising plan for the remainder of 2014 and into 2015 and have made adjustments to the plan and related messaging. Consistent with our institutional mission, the revised messaging includes new advertising campaigns to highlight our ongoing efforts to increase the affordability of our program offerings and our continued focus on improving the value proposition for graduates of our program of study.

Specifically, the affordability campaign will re-emphasize the value of our Opportunity Scholarship and introduce a tuition rate freeze guarantee. The tuition rate freeze guarantee will be available to continuously enrolled students. In effect, the tuition rate for a student is guaranteed not to increase if the student remains continuously enrolled through the completion of his or her program of study.

New television and Internet creative efforts supporting the affordability campaign began airing last week. And at this point in time, we plan to continue airing it through the remainder of 2014 and into 2015.

We should note that we believe the total institutional scholarships, which include the Opportunity Scholarship for the full year of 2014, may be approximately $240 million or approximately 40% higher than the amount of institutional scholarships that were awarded in 2013. We believe that the increased amount of scholarships evidences our commitment to increase the affordability of and access to the high-quality career-based education offered at ITT Technical Institutes. Looking forward, we believe that the amount of institutional scholarships that we will award in 2015 will be consistent on a relative basis to revenue with amounts awarded in 2014.

As an additional adjustment to our messaging to reflect corresponding changes to our program offerings and based on feedback we receive from employers who hire our graduates, some of whom are members of our program advisory committees, we plan to introduce a new initiative to integrate industry-recognized certification training from the ITT Technical Institute Center for Professional Development into many of our most popular degree program offerings.

Beginning with the academic period that begins in December 2014, select degree programs in technology-related disciplines will now include a course that is intended to help students prepare to sit for an industry-recognized certification exam in their field of study. We believe that the combination of a recognized technology degree and the opportunity for graduates to prepare for an industry-recognized certification will improve the value proposition for our graduates and uniquely position our degree offerings in the marketplace. The industry-recognized certification integration initiative will be highlighted in a new advertising campaign that we believe will commence in the fourth quarter of 2014.

Moving on, we’d like to provide you with a brief update on our graduate employment metrics. As of October 13, 2014, the graduate employment rate of our 2014 ITT Technical Institute employable graduates was 375 basis points higher than the graduate employment rate of our 2013 ITT Technical Institute employable graduates as of the same date in 2013.

As of October 13, 2014, the average annual salary reported by our 2014 ITT Technical Institute employed graduates increased 5.2% compared to the average annual salary reported by our 2013 ITT Technical Institute employed graduates as of the same date in 2013.

We continue to see signs of improvement in the employer engagement and the total number of job orders that we received from the employers in our network, and we are very pleased with the improvement in the outcome metrics of our graduates. That said, we remain focused on these important measures and are cognizant on the importance of continuing to direct our institutional resources towards the goal of improving graduate outcomes and the student value proposition.

I’d like to now turn our attention to an update on the legal and regulatory matters. We do not have any material updates to provide today regarding the subpoenas and/or civil investigative demands, which I’ll refer to together as the CIDs, that we received from the Attorneys General of 15 states. We continue to cooperate with the AGs.

With regard to the lawsuit filed against the company by the United States Consumer Financial Protection Bureau on April 30, 2014, we filed a motion to dismiss the complaint, pointing out numerous flaws in the CFPB’s claims. We do not expect a ruling on our motion to dismiss before 2015.

Moving on to the SEC investigation as disclosed in our 2013 Form 10-K, on August 7, 2014, we received a Wells Notice from the staff of the Division of Enforcement of the SEC notifying us that the staff had made a preliminary determination to recommend that the SEC file an enforcement action against us. A Wells Notice is neither a formal allegation nor a finding of wrongdoing. Instead, it is a preliminary determination by the staff to recommend that the SEC file a civil enforcement action or administrative proceeding against the recipient.

We made a submission to the staff in response to the Wells Notice setting forth why the factual record does not support the enforcement action recommended by the staff and that any perceived shortcomings were made in good faith. Although we intend to defend ourselves vigorously should the SEC authorize any legal action that does not comport with our views of the facts, we cannot predict the outcome of any legal action or whether the matters will result in any settlement.

Moving on to securities litigation matters. Complaints in several securities class action lawsuits and two shareholder derivative lawsuits have been filed against the company, two of our current executives and our directors. The complaints cite various allegations against the company and the named executives and directors, including related to our involvement in and accounting for the PEAKS and 2009 RSA programs.

The details of the complaints are included in the Form 10-K that we filed with the SEC yesterday; however, we should note that all of the defendants in the securities class actions intend to defend themselves vigorously against the allegations made in the complaint.

At this point, I’d like to turn the call over to Dan, who’ll provide an update on various financial-related matters. Dan?

Daniel M. Fitzpatrick
Chief Financial Officer & Executive Vice President

Thank you, Kevin. I’d like to begin by providing you with our current estimates of the potential timing for filing our Form 10-Qs for the first, second and third quarters of 2014. Please note this timeline is an estimate and we cannot and do not provide any assurances that the following will occur on or about the estimated date. We are providing this information solely to provide you with an understanding of our current beliefs regarding the potential filing dates and not to provide the exact timing of the dates of these filings, which could change from our current estimates.

With that said, we estimate that we will file our Form 10-Q for: the first quarter of 2014 on or about November 15, 2014; the second quarter of 2014 on or about November 15, 2014; and the third quarter of 2014 on or about December 15, 2014. Once the Form 10-Q for the third quarter of 2014 is filed, we expect to conduct a call with investors on a date yet to be determined to review our financial results for the nine months ended September 30, 2014. In that same conference call, we would expect to provide our business outlook for 2015.

I’d like to move on now to discuss a few financial matters included in our 2013 Form 10-K. Specifically, I would like to discuss the consolidation of the PEAKS Trust into our financial statements. As we previously reported, we concluded that we became the primary beneficiary of the PEAKS Trust on February 28, 2013.

As a result, we concluded that we should have consolidated the PEAKS Trust into our consolidated financial statements beginning on February 28, 2013. Further, we concluded that we needed to restate the unaudited, condensed consolidated financial statements in our quarterly reports on Form 10-Q in each of the fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013. The impact of the consolidation of the PEAKS Trust in our financial statements and related results are outlined in great detail in our 2013 Form 10-K and amended 10-Qs.

Thus, I won’t review that in detail on this call. However, I do want to point out a few related matters. After taking into consideration the effect of the consolidation of the PEAKS Trust into our financial statements and other factors, such as the increase in the contingent liability amount related to the 2009 RSA as of December 31, 2013, based upon two exclusions that might be available and are discussed in more detail in the Form 10-K, we believe that we were in compliance with the composite score requirements as of December 31, 2013. But we cannot assure you that the Department of Education will agree with either or both of these exclusions. We also estimate that approximately 82% of our 2013 revenue determined on a cash accounting basis was derived from the Title IV Programs, putting us in compliance with the 90/10 Rule for 2013.

Moving on, I would like, I would now like to briefly update you on a few preliminary financial metrics. As of September 30, 2013, our cash and cash equivalents were approximately $207 million. The preliminary unaudited outstanding balance of the PEAKS senior debt and our borrowings under the line of credit as of the end of 2014 third quarter were approximately $163 million and $50 million respectively. We believe that our cash and cash equivalents will be approximately $100 million as of December 31, 2014, after the reduction for the approximately $90 million that will be required to collateralize the letter of credit issued to the ED and other small letters of credit.

As Kevin mentioned, we do not expect to provide our business outlook for 2015 until we complete our filing of our Form 10-Q for the third quarter of 2014. Based upon the current projections using various assumptions, however, we currently believe that we will generate positive cash flow in 2015 even after consideration of the projected RSA-related payments. We currently project payments associated with our guarantee obligation under the PEAKS Program and the 2009 RSA of approximately $9 million and $14 million, respectively, in 2015. We provide, we provided more specific information with regard to our estimated future payments beyond 2015 related to our guarantee associate, guarantees associated with the PEAKS and the 2009 RSA program in the 10-K that we filed Thursday morning.

Lastly, I’d like to briefly touch upon our efforts to obtain alternative financing for the corporation. We continue to progress in effort to secure alternative financing that will provide an increased capital cushion for the company. However, we cannot assure you that we will be able to secure alternative financing and have nothing more to report on that front today.

At this point, I’d like to turn the call back over to Kevin.

Kevin M. Modany
Chief Executive Officer

Thanks, Dan. While we would normally open the line for questions, we have solicited in advance questions from the investment analysts that cover our company, and we’ll now review a list of questions and identify the analysts who provided each question along with the company’s response.

QUESTION AND ANSWER SECTION

Kevin M. Modany Chief Executive Officer

Our first question came from Trace Urdan at Wells Fargo. Trace asked: Have you received and are you considering offers from other parties to purchase your real estate holdings, and how does that option compare to the simple mortgaging described in your amended credit agreement?

As we mentioned in our prepared remarks, we’re exploring alternative financing options for the company. Some of those options would include using our real estate holdings as collateral for financing. As we noted earlier, however, we cannot assure you that we’ll be successful with those efforts going forward.

Our next question came from Corey Greendale of First Analysis. Corey asked: Can you update us on the enrollment trends discussed on your last call? What actions have you taken to improve retention, and how have they worked, and what trends are you seeing in conversion rates?

First, we are not prepared to offer any more detailed enrollment guidance other than what we provided in our prepared comments. However, we anticipate providing the 2015 business outlook in a subsequent call to be scheduled at a later date but after our filing of the 2014 third quarter Form 10-Q. With regard to retention, we have implemented a number of initiatives including the introduction of new learning technologies and resources, such as adaptive learning software in our math and reading comprehension courses. It’s too early in the implementation of these initiatives, however, to tell if they will result in improved retention over the long haul.

That said, in the most recent quarters, our retention has been slightly less than the prior year and therefore, we’re not pleased with the results thus far. Retention continues to be a significant priority for the institution and for our academic team. And lastly, Corey, in the third quarter of 2014, we experienced a slight decline in the conversion rates of our prospective student inquiries to new students. However, more recent data suggests that there could be fairly stable conversion rates going forward, but it is too soon to know how that will progress.

Daniel M. Fitzpatrick Chief Financial Officer & Executive Vice President

Our next question came from Jeffrey Volshteyn of JPMorgan. Jeff asked, can you speak to the additional impact on the organization of the potential consolidation of the 2009 RSA program?

While we have engaged KPMG to assist us with the analysis of the potential impact of a consolidation of the 2009 entity in our financial statements, we are not at a point in the analysis where we can conclude as to the overall impact. We hope to be in a position to speak to this in more detail on our next call with investors some time after the filing of our third quarter 2014 Form 10-Q.

Our next question came from Jerry Herman of Stifel. Jerry asked: Can you provide guidance on the run rate revenue per student, expenses and 2014 and '15 guidance?

We’re not providing a 2014 financial overview at such time and we are not – that we are current on our filings with the SEC. As mentioned earlier, we’re currently estimating we may file our 2014 third quarter Form 10-Q on or about December 15, 2014, and we plan to provide a financial overview of 2014 and the business outlook for 2015 during a call after that filing.

Peter Appert of Piper Jaffray asked, what is the structure of the PEAKS debt, maturity, rate, repayment options, et cetera? Specifically, what are your options to refinance the PEAKS debt to bring down cost or should we look at Q4 '13 interest expense as the run rate?

The details of the PEAKS senior debt are disclosed in our 2013 Form 10-K. However, the PEAKS senior debt matures in January 2020. It bears interest at a variable rate based upon LIBOR plus 550-basis-point margin. The minimum LIBOR rate applied to the PEAKS senior debt cannot be less than 2%. The effective interest rate on the PEAKS senior debt was approximately 9.9% per annum in the year ended December 31, 2013.

We recognized interest expense on the PEAKS senior debt of $21.3 million in the year ended December 31, 2013, which included approximately $4.9 million of discount accretion. The outstanding principal balance of the PEAKS senior debt was approximately $255.6 million as of December 31, 2013 and $214.5 million as of June 30, 2014.

We estimate that we have made and will make payments under the PEAKS Guarantee of approximately $164 million in the year ended December 31, 2014, and that the outstanding balance of the PEAKS senior debt as of December 31, 2014 will be approximately $95 million.

While we are not providing an outlook on 2015, as a result of materially reduced principal payments, we would anticipate that the interest expense under the PEAKS senior debt will be reduced in 2015 as compared to 2013 and 2014 amounts.

Lastly, as I noted in my prepared remarks, we expect to make additional payments under the PEAKS Trust in 2015 of approximately $9 million and approximately $41 million in January 2020 when the PEAKS senior debt matures. Thus, we cannot assure you that we would not attempt to refinance the PEAKS senior debt and we have no current plans to do so.

Kevin M. Modany Chief Executive Officer

Trace presented us with another question and asked, has the company made any significant changes to its marketing strategy or to its student recruitment efforts more broadly as a result of its current circumstances with respect to the Department of Education, creditors or accounting treatment?

No, we have not made any significant changes as a result of any of these parties or matters.

Corey then asked us, if enrollment trends are still negative, what actions can you or have you taken on the cost side to offset the revenue impact?

Once again, while we’re not providing a financial overview for 2014 or our business outlook for 2015, we can say that we have been and continue to be very mindful of maximizing the efficiency of our operations and we have taken steps to reduce our expenditures in correlation with the changes to our student enrollment levels. We look forward to the opportunity to speak to these actions in more detail after we become current with our SEC filings.

Jeff then asked us, if our filing of the 2013 Form 10-K would change our position with the SEC and/or the CFPB lawsuits?

We don’t think it’s appropriate to speculate as to how the filing of our 2013 audited financial statements might impact the SEC enforcement matter or the CFPB lawsuits. That said, we are certainly pleased that the audit was concluded with an unqualified opinion.

Daniel M. Fitzpatrick Chief Financial Officer & Executive Vice President

Peter then noted that our operating cost for 2013 came down significantly and he asked if the 2013 run rate on expenses was indicative of the run rate going forward for 2014 and beyond?

Once again, we are not providing 2015 outlook at this time. However, excluding the ongoing special legal and other costs that we are incurring with respect to the various matters with the AGs, SEC, CFPB, shareholder litigation and accounting-related matters, at this time, we do not believe that there would be any material change, material changes, to the run rate of the operating expenses in the short-term future periods as compared to those incurred in 2013.

Kevin M. Modany Chief Executive Officer

Trace also asked, what are the material conditions under which ED can revoke provisional certification? What, if anything, is the company doing differently following the change in order to mitigate this enhanced level of risk?

As we noted in the 2013 Form 10-K, the ED may revoke an institutional provisional certification if it determines that the institution is not fulfilling all material requirements. Stated another way, the ED could revoke provisional certification in the event of significant violations of Title IV requirements.

While the ED certainly has discretion, we believe its practice over the years has been to revoke schools’ provisional certification only in egregious cases.

With regard to the second part of the question, we have not made material changes to our operations as a result of being placed on provisional certification. Our focus remains on our students, employers, dedicated employees and other stakeholders.

Daniel M. Fitzpatrick Chief Financial Officer & Executive Vice President

Lastly, Peter asked, what is the remaining liability for the 2009 RSA?

Our liability related to the 2009 RSA was approximately $117 million as of December 31, 2013. We have made and believe it is probable that we will make payments under the 2009 RSA of approximately $9 million in 2014, $14 million in 2015, $16 million in 2016, $16 million in 2017, and $75 million in 2018 and beyond. We believe that the vast majority of the $75 million of payments estimated to be paid after 2017 will be made by us in 2018 for a total amount of estimated payments of approximately $131 million from 2014 through 2018.

The estimated future payment amounts and the timing related to the 2009 RSA assume, among other factors, that we do not make any discharge payments until 2018 and we do make discharge payments to the fullest extent possible in 2018 and later years.

If we do not make the discharge payments as assumed in 2018 and later years, we estimate that we will make approximately $97 million of regular payments in 2018 to 2027. Of this amount, approximately $15 to $16 million will be paid annually in each of 2018 through 2022 and approximately $17 million in the aggregate would be paid in 2023 through 2027. We refer to you to note 16 in our consolidated financial statements in our 2013 Form 10-K which provides further discussion of the 2009 RSA.

Kevin M. Modany
Chief Executive Officer

Thanks, Dan. And with that last question answered, we have concluded the conference call. Before we go, we would like to thank everyone for participating and look forward to talking with you again soon. Thank you.

Operator, you can disconnect the line.

Operator: Thank you. Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect your lines.